Neonode Inc. Receives Qualified Opinion for 2007 Financial Statements

STOCKHOLM, SWEDEN, April 15, 2008 - Neonode (NASDAQ: NEON), the Swedish mobile communication company that develops touch screen technologies and designs mobile handsets, today announced that, as required under applicable NASDAQ rules and as included in Neonode’s Annual Report on Form 10-K, the Neonode financial statements for the fiscal year ended December 31, 2007 contain a going concern qualification from its independent accounting firm, BDO Feinstein International AB. Further information regarding the going concern qualification can be found in Neonode's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2008.

About Neonode
Neonode designs and develops intuitive touch screen technologies and products. The company´s focus is on solutions that increase the user experience of complex or monotonous devices.  With offices in Stockholm, Sweden, San Ramon, USA, Shanghai and Hong Kong, China, Neonode Inc. is a publicly traded company (NASDAQ: NEON) with licenses and products sold worldwide through both direct web sales and local distribution partners. The affiliated company, Neonode USA, markets Neonode’s innovative products within North America, Latin America and China and is the exclusive worldwide licensor of the Neonode Intellectual Property to third parties.

Contacts:
David W. Brunton, CFO
Neonode
Tel: (925) 355-7700

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments, and the company’s ability to continue as a going concern. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q. Neonode and the Neonode logo are registered trademarks of Neonode Inc. All other brand or product names are trademarks or registered.

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